November 4, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 4, 2022 of Permex Petroleum Corporation (the "Company") and are in agreement with the statements contained in paragraphs 1, 2 and 3 on Page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

Davidson & Company LLP

DAVIDSON & COMPANY LLP
Chartered Professional Accountants